                                                                      EXHIBIT 99

(LOGO)   PIEDMONT                                           NEWS
         NATURAL GAS                                        RELEASE
         COMPANY

         Post Office Box 33068
         Charlotte, North Carolina 28233


Date:            February 24, 1995
Contact:         Stephen D. Conner
Telephone:       (O) 704/364-3120 ext. 205
                 (H) 704/553-8325

For Immediate Release:

                     PIEDMONT REPORTS FIRST QUARTER RESULTS

CHARLOTTE, N.C. - At its Annual Meeting of Shareholders held here today, Piedmont Natural Gas Company reported financial results for the first quarter and twelve-month period ended January 31, 1995. The Charlotte-based natural gas and propane distributor reported net income and earnings per share for its first fiscal quarter that were 9% and 6.6% higher, respectively, than for the year-ago period.
         In late 1994, general rate orders for natural gas service in North Carolina and Tennessee were approved to increase margins by $24.3 million annually. These increases will be fully in effect for the 1995 fiscal year.

            DIVIDEND INCREASED FOR THE SEVENTEENTH CONSECUTIVE YEAR

At the meeting of the Board of Directors held immediately following the Annual Meeting of Shareholders, the Board declared a quarterly dividend on Common Stock of 27 1/2 cents per share, a 5.8% increase over the 26 cents paid the prior quarter. This marks the seventeenth consecutive year that the Company has declared a dividend increase. The dividend is payable April 14, 1995, to holders of record at the close of business on March 31, 1995.
                                     (more)



Piedmont Natural Gas Company, Inc., is an energy and services company primarily engaged in the transportation and sale of natural gas to over 512,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. The Company and its non-utility subsidiaries are also engaged in acquiring, marketing and arranging for the transportation of natural gas to large volume purchasers, in retailing, residential and commercial gas appliances and in the sale of propane to over 47,000 customers in the Company's three-state area.

Piedmont Natural Gas Company

                             SUMMARY OF OPERATIONS

                                                                                  % Increase
THREE MONTHS ENDED JANUARY 31                         1995              1994      (Decrease)
- -----------------------------                         ----              ----      ----------
Margin (Revenues less Cost of Gas)            $ 97,769,000      $ 87,489,000         11.8%
Net Income                                    $ 30,233,000      $ 27,743,000          9.0%
Operating Revenues                            $202,476,000      $233,108,000        -13.1%
Weighted Average Shares Outstanding             26,665,000        26,183,000          1.8%
Earnings Per Share of Common Stock            $       1.13      $       1.06          6.6%
Gas Delivered - Dekatherms                      41,733,000        44,858,000         -7.0%
Percent Normal Degree Days                              86%              108%         -22%

                                                                                  % Increase
TWELVE MONTHS ENDED JANUARY 31                        1995              1994      (Decrease)
- ------------------------------                        ----              ----      ----------
Margin (Revenues less Cost of Gas)            $245,059,000      $228,752,000          7.1%
Net Income                                    $ 37,996,000      $ 38,073,000         -0.2%
Operating Revenues                            $544,721,000      $583,240,000         -6.6%
Weighted Average Shares Outstanding             26,467,000        26,051,000          1.6%
Earnings Per Share of Common Stock            $       1.44      $       1.46         -1.4%
Gas Delivered - Dekatherms                     123,005,000       125,268,000         -1.8%
Percent Normal Degree Days                              86%              108%         -22%


                                  ***********


                               Page 4 of 4 pages